Exhibit 99.1

NEWS RELEASE	OTCQX: SHWZ
For Immediate Release	NEO: SHWZ

Schwazze Announces Management Changes to Support the Next Phase of Company’s Growth

Denver, Colorado – October 12, 2022 – Medicine Man Technologies operating as Schwazze, (OTCQX: SHWZ, NEO: SHWZ) ("Schwazze" or the “Company"), announces the following leadership changes within the Company's team:

President

Nirup Krishnamurthy, Chief Operating Officer, will become President of Schwazze effective immediately. Nirup will assume oversight and responsibility for strategic planning, growth initiatives in core markets, and operational execution. He will work with the Executive Leadership Team (“ELT”) to accelerate innovation, growth, and performance. The ELT will report directly to him. Nirup will continue to report directly to Justin Dye, Chairman and CEO of Schwazze.

Nirup joined Schwazze in 2020, bringing more than 25 years of experience in innovation, technology, retail operations and M&A at Fortune 500 companies. Nirup has played an integral role in building the Company and growing revenue from $9 million to a run-rate of $176 million and run-rate EBITDA of $60 million. Under his leadership, Schwazze has grown from less than 20 employees to over 725 today. Prior to joining the Company, he held C-level roles with United Airlines, Northern Trust Bank and former national grocery retailer A&P. He earned a bachelor’s in Mechanical Engineering and a doctorate in Industrial Engineering from State University of New York, Buffalo.

Chief Financial Officer

Nancy Huber, Chief Financial Officer, has announced that she will be retiring from Schwazze due to personal reasons. Nancy will remain with the Company as CFO for an indefinite period of time while an active search for her replacement is being conducted and to ensure an orderly transition of responsibilities.

Nancy was appointed to the position of CFO in 2019 and her breadth and depth of experience in financial oversight of publicly held companies has been instrumental in helping Schwazze grow into the multi-faceted, vertical operator that it is today; from less than 20 employees in 2019 to over 725 in two states today.

Nancy’s background includes 30+ years in multifunctional management, strategic planning, IPOs, mergers and acquisitions, SEC reporting, investor relations, intellectual property and systems implementation. Nancy earned her bachelor’s in chemical engineering from Purdue University and an MBA from the Kellogg School of Management.

The Board of Directors thanks Nancy for her important contributions to the Company and wishes her well in her future endeavors. Effective immediately, a search for a CFO has been initiated by the Board.

Justin Dye, Chairman stated: “I am very pleased to announce Nirup’s promotion to President of Schwazze. Nirup has delivered results and been a strong leader for the Company. There will be continuity of strategy under Nirup’s leadership, which I am confident will lead to Company growth. On behalf of Schwazze’s Board of Directors, we look forward to his expanded leadership role within the Company supporting our continued development into the most Admired Cannabis Companies in the industry. I will continue my role as CEO and Chairman of the Board of Directors providing strategic direction and oversight.” Justin continued; “I would also like to acknowledge the hard work, dedication, and leadership that Nancy has brought to the Company as CFO. We are sad to see her leave her position as a key member of our leadership team. I would like to thank her personally, for her time here at Schwazze and on behalf of the Board, we wish her the very best in her future.”

About Schwazze

Schwazze (OTCQX:SHWZ, NEO:SHWZ) is building a premier vertically integrated regional cannabis company with assets in Colorado and New Mexico and will continue to take its operating system to other states where it can develop a differentiated regional leadership position.  Schwazze is the parent company of a portfolio of leading cannabis businesses and brands spanning seed to sale. The Company is committed to unlocking the full potential of the cannabis plant to improve the human condition. Schwazze is anchored by a high-performance culture that combines customer-centric thinking and data science to test, measure, and drive decisions and outcomes. The Company's leadership team has deep expertise in retailing, wholesaling, and building consumer brands at Fortune 500 companies as well as in the cannabis sector. Schwazze is passionate about making a difference in our communities, promoting diversity and inclusion, and doing our part to incorporate climate-conscious best practices. Medicine Man Technologies, Inc. was Schwazze’s former operating trade name. The corporate entity continues to be named Medicine Man Technologies, Inc.

Schwazze derives its name from the pruning technique of a cannabis plant to enhance plant structure and promote healthy growth.

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “plan,” “will,” “may,”, “predicts,” or similar words. Forward-looking statements are not guarantees of future events or performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control and cannot be predicted or quantified. Consequently, actual events and results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; (v) difficulties in securing regulatory approval to market our products and product candidates; (vi) our ability to successfully execute our growth strategy in Colorado and outside the state, (vii) our ability to consummate the acquisition described in this press release or to identify and consummate future acquisitions that meet our criteria, (viii) our ability to successfully integrate acquired businesses and realize synergies therefrom, (ix) the ongoing COVID-19 pandemic, (x) the timing and extent of governmental stimulus programs, (xi) the uncertainty in the application of federal, state and local laws to our business, and any changes in such laws, and (x) out ability to satisfy the closing conditions for the private finding described in this press release. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.

Investors	Media
Joanne Jobin	Julie Suntrup, Schwazze
Investor Relations	Vice President | Marketing & Merchandising
Joanne.jobin@schwazze.com	julie.suntrup@schwazze.com
647 964 0292	303 371 0387

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